                                                               EXHIBIT 3 (iii)

                           FRANKLIN ELECTRIC CO., INC.
               NONEMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

                                  SECTION 1.

                                 INTRODUCTION

     Franklin Electric Co., Inc., an Indiana corporation (the "Company') hereby establishes a plan to be known as the Nonemployee Directors' Deferred Compensation Plan (the "Plan") for members of its Board of Directors (the "Board"), who are not employees of the Company or an affiliate of the Company (the 'Nonemployee Directors"). The Plan is effective as of February 11, 2000 (the "Effective Date").

                                  SECTION 2.

                         SHARES SUBJECT TO THE PLAN

     (a)   Number of Shares.  Subject to adjustment as provided in Section II
(b) herein, the total number of Shares available for issuance under the Plan shall be twenty-five (25,000) shares of common stock. Such shares of common stock may be either authorized but unissued, reacquired or a combination thereof.

     (b) Adjustment in Available Shares of Common Stock. Any increase in the number of outstanding shares of common stock of the Company occurring through stock splits or stock dividends after the adoption of the Plan shall be reflected proportionately in an increase in the aggregate number of shares of common stock then available for issuance under the Plan. Any fractional shares of common stock resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board shall make such adjustment in the number and class of shares of common stock which may thereafter be issued, as the Board in its discretion may consider appropriate, and all such adjustments shall be conclusive upon all persons.

                                   SECTION 3.

                               PLAN PARTICIPANTS

     Each Nonemployee Director shall become a Participant under the Plan by filing the written Election Form described in Section IV below with the Plan Administrator appointed by the Personnel and Compensation Committee of the Board (the "Committee") with respect to the Retainers payable to each Participant for his or her services as a member of the Board.

                                  SECTION 4.

                              DEFERRAL ELECTIONS

     (a) Each Participant shall make the following election with respect to his or her Retainer:

          (i) The Participant may elect to defer receipt of his or her entire Retainer until the date on which his or her service on the Board terminates for any reason, and have the cash value of such Retainer credited to the Stock Unit Account established for him or her under the Plan and converted to Stock Units, pursuant to the provisions of paragraph (a) of Section V below; or

         (ii) If an election is not made pursuant to clause (i) above, a Participant shall receive, at the Participant's option, cash equal to the Retainer, or a distribution of a number of shares of common stock of the Company ("Common Stock") equal to the cash value of his or her Retainer divided by the Fair Market Value (as defined in paragraph (b) of Section IX) of a share of Common Stock on the date on which such Retainer is payable. Such stock distribution shall be evidenced by a certificate representing the applicable number of shares of Common Stock, registered in the name of the Participant, and distributed to the Participant as soon as practicable after the date on which such Retainer is payable.

     (b) Each election with respect to a Retainer for a calendar year shall be set forth on an Election Form provided by the Plan Administrator. Such Election Form shall be in writing and shall specify the elections described above with respect to Retainers.

     (c) An Election Form effective for a calendar year shall be delivered to the Plan Administrator prior to the first day of such calendar year. An Election Form shall remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator on or before the first day of the calendar year in which the revision is to become effective. Except as provided in paragraph (d) below, an initial Election Form or a revised Election Form shall only apply to a Retainer otherwise payable to a Participant after the end of the calendar year in which such initial or revised Election Form is delivered to the Plan Administrator. Any Election Form delivered by a Participant shall be irrevocable with respect to any Retainer covered by the elections set forth therein. If an Election Form is not in effect for a Nonemployee Director for a calendar year, he or she shall be deemed to have elected the cash distribution option specified in clause (ii) of paragraph (a) of this Section for such calendar year.

     (d)   Notwithstanding the preceding provisions of this Section:

          (i) An election by a Participant with respect to a Retainer payable on or after April 1, 2000 may be made pursuant to an Election Form delivered to the Plan Administrator prior to March 31, 2000; and

(ii) An election made by a Participant in the calendar year in which he or she first becomes eligible to participate in the Plan may be made pursuant to an Election Form delivered to the Plan Administrator within thirty (30) days after the date on which he or she initially becomes eligible to participate, and such Election Form shall be effective with respect to Retainers earned from and after the date such Election Form is delivered to the Plan Administrator.

                                   SECTION 5.

                              PARTICIPANT ACCOUNTS

     (a) (i) A Retainer of a Participant deferred pursuant to clause (i) of paragraph (a) of Section IV shall be credited as a dollar amount to the Participant's Stock Unit Account as of the date on which payment of such Retainer otherwise would have been paid, and shall be converted as of such date into Stock Units equivalent to Common Stock. Such conversion shall be determined by dividing the dollar balance of the payment of such Retainer by the Fair Market Value of a share of Common Stock on such payment date. The number of Stock Units for full shares of Common Stock so determined shall be credited to the Participant's Stock Unit Account and the aggregate value thereof shall be charged to the cash balance of his or her Stock Unit Account. Any cash balance remaining in the Participant's Stock Unit Account after such conversion, together with other subsequent credits of deferred Retainers thereto and credits thereto pursuant to clause (ii) next below, shall be converted into Stock Units on the next conversion date.

         (ii) Additional credits shall be made to a Participant's Stock Unit Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property other than Common Stock) that the Participant would have received had he or she been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his or her Stock Unit Account on such date. In the case of a dividend in Common Stock or a Common Stock split, additional credits will be made to a Participant's Stock Unit Account of a number of Stock Units equal to the number of full shares of Common Stock that the Participant would have received had he or she been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his or her Stock Unit Account on such date. Any cash dividends (or dividends paid in property other than Common Stock) shall be converted into Stock Units at the next conversion date as set forth in clause (i) of this paragraph.

     (b) Each Stock Unit Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Participant (or the beneficiaries of a deceased Participant). No funds shall be set aside or earmarked for any Stock Unit Account, which shall be purely a bookkeeping device.

                                 SECTION 6.

                           DISTRIBUTION OF ACCOUNTS

     (a) The entire balance of a Participant's Stock Unit Account shall be paid to him or her (or to his or her beneficiaries in the event of his or her death) in a single lump sum as of the January 31 next following the date the Participant's service on the Board terminates for any reason.

     (b) The balance of a Participant's Stock Unit Account shall be distributed in shares of Common Stock or in cash as designated by the Participant (or his or her beneficiaries in the event of his or her death) by written notice delivered to the Plan Administrator prior to the applicable January 31 distribution date. If a timely designation is not received by the Plan Administrator, distribution shall be made in cash or in Common Stock as the Company shall decide. In the event of a distribution in Common Stock, a certificate representing a number of shares of Common Stock equal to the number of Stock Units in the Participant's Stock Unit Account, registered in the name of the Participant (or his or her beneficiaries), and any remaining cash in the Stock Unit Account, shall be distributed to the Participant (or his or her beneficiaries). In the event of a cash distribution, the Participant (or his or her beneficiaries) shall receive an amount in cash equal to the aggregate of (i) the number of Stock Units in the Stock Unit Account multiplied by the Fair Market Value of a share of Common Stock on the applicable January 31, and (ii) any remaining cash in the Stock Unit Account.

     (c) If a Participant's service on the Board shall terminate by reason of his or her death, or if he shall die after becoming entitled to distribution hereunder, but prior to receipt of his or her entire distribution, all cash or Common Stock then distributable hereunder with respect to him or her shall be distributed to such beneficiary or beneficiaries as such Participant shall have designated by an instrument in writing last filed with the Committee prior to his or her death, or in the absence of such designation or of any living beneficiary, to his or her spouse, or if not then living, to his or her then living descendants, per stirpes, or if none is then living, to the personal representative of his or her estate, in the same manner as would have been distributed to the Participant had he or she continued to live.

     (d) In the written discretion of the Plan Administrator, and at the written request of a Participant, up to 100% of the balance in his or her Stock Unit Account, determined as of the last day of the calendar month prior to the date of distribution, may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency, subject to the limitations set forth below. For purposes of this paragraph an Unforeseeable Emergency is a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty or other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, as determined by the Plan Administrator in its discretion, but in any case payment may not be made to the extent that such hardship is or may be relieved:

          (i) Through reimbursement or compensation by insurance or otherwise;

         (ii) By liquidation of the Participant's assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or

        (iii)   By cessation of deferrals under the Plan.

Withdrawal of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Unforeseeable Emergency.

                                  SECTION 7.

                           ADMINISTRATION OF THE PLAN

     (a) The Employee Benefits Committee of the Company, consisting of one or more employees of the Company, shall act as the Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan, and shall have such powers as are necessary to discharge its duties under the Plan, including, without limitation, the following:

          (i) To construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, to prescribe rules and procedures to be followed by Participants and their beneficiaries under the Plan, and to otherwise carry out the purposes of the Plan; and

         (ii) To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable.

The decisions of the Plan Administrator shall be binding and conclusive upon all Participants, beneficiaries and other persons.

     (b) Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the following:

          (i) The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

         (ii) A description of any additional material or information required and an explanation of why it is necessary; and

        (iii)   An explanation of the Plan's review procedure.

The initial notice of denial shall normally be given within ninety (90) days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be one hundred eighty (180) days. Any person whose claim or request is denied, or who has not received a response within thirty (30) days, may request review by notice in writing to the Plan Administrator. The original decision shall be reviewed by the Plan Administrator, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing. The decision on review shall ordinarily be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

                                  SECTION 8.

                            AMENDMENT OR TERMINATION

     (a) The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board without further action on the part of the Company's shareholders to the extent permitted by law, regulation or stock exchange requirements, and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

     (b) No amendment or termination of the Plan shall (i) directly or indirectly deprive any current or former Participant or his or her beneficiaries of all or any portion of his or her Stock Unit Account as determined as of the effective date of such amendment or termination, or (ii) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in all Accounts shall be made to Participants or their beneficiaries in the manner and at the time described in Section VI as if each Participant's service on the Board had then terminated. No additional deferred Retainers shall be credited to the Stock Unit Accounts of Participants after termination of the Plan, but the Company shall continue to credit earnings, gains and losses to Stock Unit Accounts pursuant to Section VI until the balances of such Stock Unit Accounts have been fully distributed to Participants or their beneficiaries.

     (c) No such amendment, modification or termination of the Plan may occur without the approval of the stockholders of the Company, if stockholder approval for such amendment, modification or termination is required by the federal securities laws, any national securities exchange or system on which the Shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

                                    SECTION 9.

                               GENERAL PROVISIONS

     (a) The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. The right of a Participant or his or her beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to Stock Unit Accounts shall constitute general assets of the Company.

     (b) For all purposes of the Plan, the Fair Market Value of a share of Common Stock as of a given date shall be the closing sale price of a share of common stock on the principal securities exchange on which the shares of common stock are publicly traded, or if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     (c) Shares of Common Stock distributed under the Plan may be treasury shares of the Company or shares purchased by the Company in the open market. The Company shall reserve such number of shares of Common Stock as may be issuable under the Plan.

     (d) Nothing contained in the Plan shall constitute a guaranty by the Company, the Committee, the Plan Administrator, or any other person or entity, that the assets of the Company will be sufficient to pay any benefit hereunder. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

     (e) Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board.

     (f) No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     (g) The Plan shall be construed and administered under the laws of the State of Indiana, except to the extent preempted by federal law.

     (h) If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, the Committee, the Plan Administrator and the Plan therefor.

     (i) The Plan shall be continued, following a transfer or sale of assets of the Company, or following the merger or consolidation of the Company into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Section VIII prior to the effective date of such transaction.

     (j) Each Participant or beneficiary shall keep the Plan Administrator informed of his or her current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three (3) years after the date on which payment of the Participant's benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one (1) additional year after such three-year period has elapsed, or, within three (3) years after the actual death of a Participant, the Plan Administrator is unable to locate any beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, or beneficiary or any other person and such benefit shall be forfeited. If such Participant, or his or her beneficiary or any other person, subsequently makes a valid claim for distribution of the amount forfeited, such amount, without gains or earnings thereon, shall be distributed to such Participant or his or her beneficiary or such other person pursuant to Section VI.

     (k) Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Committee, any Plan Administrator or any individual acting as an employee or agent of the Company, the Committee or the Plan Administrator, shall be liable to any Participant, former Participant, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, or beneficiary or other person in connection with the Plan.

     (l)   Notwithstanding anything to the contrary contained in the Plan, if
(a) the Internal Revenue Service prevails in a claim by it that amounts credited to a Participant's Account, and/or earnings thereon, constitute taxable income to the Participant or his or her beneficiary for any taxable year of his, prior to the taxable year in which such credits and/or earnings are distributed to him or (b) legal counsel satisfactory to the Company, and the applicable Participant or his or her beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the balance of such Participant's Account shall be immediately distributed to the Participant or his or her beneficiary. For purposes of this paragraph, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Company, or a Participant or beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction, within the appropriate time period.

     (m) Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Company at its principal business office at 400 East Spring Street, Bluffton, Indiana 46714, to a Participant at the address stated in his or her Election Form, and to a beneficiary entitled to benefits at the address stated in the Participant's beneficiary designation, or to such other addresses any party may specify by notice to the other parties.



5